EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2024 RESULTS

TULSA, OK, May 21, 2024—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal fourth quarter and fiscal year ended February 29, 2024.

Fiscal Year Summary Compared to the Prior Year

●	Net revenues of $51.0 million compared to $87.8 million.
●	Average active PaperPie Brand Partners totaled 18,300 compared to 28,000.
●	Earnings before income taxes improved by $4.1 million to $0.7 million.
●	Net earnings totaled $0.5 million, an increase of $3.0 million.
●	Earnings per share totaled $0.07, compared to loss of $(0.31), on a fully diluted basis.

Fourth Quarter Summary Compared to the Prior Year Fourth Quarter

●	Net revenues were $9.0 million compared to $15.0 million.
●	Average active PaperPie Brand Partners totaled 15,500 compared to 26,100.
●	Loss before income taxes were $(2.2) million, a$0.4 million improvement.
●	Net Loss totaled $(1.6) million an improvement of $0.3 million.
●	Loss per share totaled $(0.19) compared to loss per share of $(0.24), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “In January, we launched our new e-commerce platform, significantly improving the overall user experience for both our Brand Partners and Customers. Our team continues to work on additional enhancements to this site, which should result in consultant growth and overall improvements to revenue-related activity. We continued to face the headwinds of high inflation and its impact on our target customers, families with small children. These customers have seen record increases in food costs, coupled with high fuel costs, which put constraints on other discretionary purchases.  We have a long history of weathering difficult periods and we continue to implement differentiated tactics to ensure we generate positive cash flows, while minimizing our operating losses during these times. We will continue to look for strategic ways to further reduce spending and limit our capital expenses including the purchases of future inventory.”

“During fiscal 2024, we reduced our inventory levels from $63.8 million to $55.6 million, generating $8.2 million of cash flows.  These cash flows covered our operating losses and further reduced our bank debt.   During the year, the excess from inventory reductions along with the receipt of a $3.8 million Employee Retention Credit and $4.9 million in proceeds from the sale of our old headquarters building, reduced our bank borrowings from $45.7 million to $33.9 million.  Continuing to reduce our bank borrowings, and related interest expense, remains a key focus of our ultimate priority of returning to profitability.”

“Additionally, in November we announced the planned sale/leaseback of our Headquarters facility which has recently appraised for approximately $40.0 million, and excess land of approximately 15 acres valued at $1.9 million.   The proceeds from the sale/leaseback transaction, with or without the excess land, is expected to fully pay off our borrowings with our bank and we expect to operate with limited borrowings on a go forward basis. While we have not announced a sale/leaseback agreement, we continue to make meaningful progress with interested parties and look forward to providing an update soon, concluded Mr. White.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended February 29 (28),		Twelve Months Ended February 29 (28),
	2024	2023	2024	2023
NET REVENUES	$8,968,400	$14,980,400	$51,030,300	$87,829,000

EARNINGS (LOSS) BEFORE INCOME TAXES	(2,213,700)	(2,607,700)	734,500	(3,426,900)

INCOME TAXES	(599,100)	(688,000)	188,100	(922,000)
NET EARNINGS (LOSS)	$(1,614,600)	$(1,919,700)	$546,400	$(2,504,900)

EARNINGS (LOSS) PER SHARE	$(0.19)	$(0.24)	$0.07	$(0.31)

DIVIDENDS PER SHARE	$-	$-	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,266,032	8,404,233	8,269,971	8,157,704
Diluted	8,308,448	8,404,233	8,285,230	8,157,704

Fiscal 2024 Earnings Call

Date: Tuesday, May 21, 2024

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 57633

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2024, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2024 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.